EXHIBIT 99.1

Donegal Group Inc. Announces Significant Improvement in First Quarter 2015 Results

MARIETTA, Pa., April 24, 2015 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the first quarter of 2015. Highlights included:

  Net income of $6.9 million, or 25 cents per diluted Class A share, for the first quarter of 2015, a significant improvement compared to a net loss of $634,414, or 2 cents per diluted Class A share, for the first quarter of 2014
  Results reflect lower pre-tax effect of winter weather-related losses of $8.8 million for the first quarter of 2015, compared to $15.3 million for the first quarter of 2014
  Statutory combined ratio1 of 96.9% for the first quarter of 2015, compared to 103.2% for the prior-year first quarter
  8.3% increase in net premiums written to $156.6 million, primarily reflecting continuing growth in commercial lines
  Book value per share of $15.68 at March 31, 2015, compared to $15.40 at year-end 2014
	Three Months Ended March 31,
	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 146,530	$ 133,548	9.7%
Investment income, net	4,949	4,616	7.2
Realized gains (losses)	1,046	(89)	NM2
Total revenues	154,772	140,339	10.3
Net income (loss)	6,854	(634)	NM
Operating income (loss)[1]	6,174	(576)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$ 0.25	$ (0.02)	NM
Net income (loss) – Class B	0.23	(0.02)	NM
Operating income (loss) – Class A (diluted)	0.23	(0.02)	NM
Operating income (loss) – Class B	0.21	(0.02)	NM
Book value	15.68	15.18	3.3

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

2Not meaningful.

Kevin G. Burke, Acting Chief Executive Officer of Donegal Group Inc., noted, "Donegal Group achieved solid underwriting results for the first quarter of 2015 that contributed to net income of $6.9 million. We continue to execute on our long-term strategic business plan and to reap rewards from various strategies we have employed over the past few years. In executing our strategic business plan, we strive to outperform the property and casualty insurance industry in terms of service, profitability and book value growth over the long term.

"We have placed a strategic emphasis on leveraging our position as a well-capitalized regional insurance group serving the independent agency market. In conjunction with providing excellent insurance products, advanced technology tools and dedicated service to our independent agents, we tailor our marketing, underwriting and claims service to fit the specific characteristics and needs of our regional markets," Mr. Burke added.

"Our strong agency relationships were a key factor in our ability to achieve commercial renewal premium increases in the mid-single-digit range during the first quarter of 2015. At the same time, our ongoing focus on expanding the distribution of our commercial products across our regions, appointing new commercially focused agents and committing additional resources to support our existing agency relationships continues to provide a steady flow of new business opportunities."

Mr. Burke concluded, "We are also maintaining our focus on personal lines profitability. The 98.4% statutory combined ratio for the first quarter of 2015 for our personal lines segment reflected the benefits of premium rate increases and other underwriting initiatives we have employed. We believe our focus on quality underwriting, our expanding use of predictive modeling and implementation of rate increases, where appropriate, will help us to achieve consistent profitability in this business segment."

Donald H. Nikolaus, Chairman and President, further remarked, "One of the notable highlights for the first quarter of 2015 was the continued benefit of premium growth from our 2010 acquisition of Michigan Insurance Company ("MICO"). At the time we acquired MICO, we reinsured 50% of MICO's premiums through a quota-share reinsurance agreement with third-party reinsurers. As we integrated MICO's operations into those of the Donegal Insurance Group, we gradually reduced the percentage of premiums MICO reinsured with third-party reinsurers. Effective January 1, 2015, we eliminated MICO's external quota-share reinsurance. As a result, MICO contributed an additional $5.5 million to our first-quarter net premiums written. This incremental acquisition growth strategy complemented our organic growth initiatives over the past four years and contributed to our above-industry-average growth rate over that period.

"On April 16, 2015, our board of directors expressed its confidence in Donegal Group's future prospects by increasing our quarterly cash dividend rates to 13.5 cents per share of our Class A common stock, a 2.7% increase from the previous quarterly cash dividend rate, and 11.75 cents per share of our Class B common stock, a 1.3% increase from the previous quarterly cash dividend rate. Our board of directors has approved an increase to our quarterly cash dividend rate for 15 consecutive years," Mr. Nikolaus concluded.

At March 31, 2015, the Company's book value per share was $15.68, compared to $15.40 at December 31, 2014. The increase in book value per share reflected the Company's positive earnings contribution during the quarter.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2015	2014	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 52,337	$ 50,556	3.5%
Homeowners	24,410	22,915	6.5
Other	4,196	3,770	11.3
Total personal lines	80,943	77,241	4.8
Commercial lines:
Automobile	20,123	17,260	16.6
Workers' compensation	28,730	26,578	8.1
Commercial multi-peril	25,035	22,078	13.4
Other	1,816	1,425	27.4
Total commercial lines	75,704	67,341	12.4
Total net premiums written	$ 156,647	$ 144,582	8.3%

The Company's net premiums written increased 8.3% for the first quarter of 2015 compared to the first quarter of 2014. This increase represented the combination of 12.4% growth in commercial lines net premiums written and 4.8% growth in personal lines net premiums written. The $12.1 million growth in net premiums written for the first quarter of 2015 compared to the first quarter of 2014 included:

  $5.5 million, or 3.8% of total net premiums written, related to the termination of the MICO quota-share reinsurance agreement that increased the amount of business MICO retained.
  $4.9 million in commercial lines premiums, in addition to the MICO reinsurance change, that the Company attributed primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $1.7 million in personal lines premiums, in addition to the MICO reinsurance change, that the Company attributed primarily to premium rate increases the Company has implemented over the past four quarters and lower reinsurance reinstatement premiums.
	Three Months Ended
	March 31,
	2015	2014

Statutory Combined Ratios
Personal Lines:
Automobile	99.5%	97.9%
Homeowners	98.7	109.8
Other	88.7	121.5
Total personal lines	98.4	102.7
Commercial Lines:
Automobile	101.5	100.0
Workers' compensation	87.8	97.6
Commercial multi-peril	102.4	119.3
Total commercial lines	95.1	104.3
Total lines	96.9%	103.2%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	59.5%	61.7%
Loss ratio (weather-related)	6.0	11.4
Expense ratio	32.7	31.3
Dividend ratio	0.6	0.3
Combined ratio	98.8%	104.7%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, "The 96.9% statutory combined ratio for the first quarter of 2015 reflected our continuing efforts to enhance our core underwriting results. Both our commercial lines and personal lines segments were profitable. We realized notably favorable results in our workers' compensation line of business, and we were pleased with the improved profitability of our personal and commercial automobile lines of business compared to the fourth quarter of 2014."

For the first quarter of 2015, the Company's statutory loss ratio decreased to 65.8%, compared to 73.6% for the first quarter of 2014.  Weather-related losses of $8.8 million for the first quarter of 2015, which equated to 6.0 percentage points of the Company's loss ratio, decreased significantly from the $15.3 million, or 11.4 percentage points of the Company's loss ratio, for the first quarter of 2014. Weather-related loss activity in the first quarter of 2015 was in line with the Company's five-year average for first-quarter weather losses of $8.4 million. Sub-freezing temperatures in the Company's operating regions during February 2015 accounted for a significant portion of the weather-related claim activity for the first quarter of 2015.

Large fire losses of $10.8 million for the first quarter of 2015, or 7.4 percentage points of the Company's loss ratio, were comparable to $10.1 million, or 7.6 percentage points of the Company's loss ratio, for the first quarter of 2014. The increase was primarily related to an increase in fire loss severity in our commercial multi-peril line of business.

Development of reserves for losses incurred in prior accident years was modestly favorable for the first quarters of 2015 and 2014.

Mr. Miller added, "While winter weather conditions in our operating regions were not as severe as in some other parts of the country, our policyholders did experience losses related to sub-freezing temperatures in February. We also saw an elevated level of large fire losses for the first quarter of 2015, which is fairly typical for the first quarter of the year. We were pleased to achieve a 98.7% statutory combined ratio for our homeowners business line in spite of the fire and weather-related losses, reflecting the ongoing benefits of the rate and underwriting actions we have taken in recent years."

The Company's statutory expense ratio1 was 30.5% for the first quarter of 2015, compared to 29.3% for the first quarter of 2014. The increase in the Company's statutory expense ratio reflected increased underwriting-based incentive costs for the first quarter of 2015.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 89.8% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2015.

	March 31, 2015		December 31, 2014
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 86,392	10.1%	$ 74,878	9.0%
Obligations of states and political subdivisions	385,181	45.2	377,241	45.3
Corporate securities	101,238	11.9	106,171	12.7
Mortgage-backed securities	192,817	22.6	184,252	22.1
Total fixed maturities	765,628	89.8	742,542	89.1
Equity securities, at fair value	31,441	3.7	30,822	3.7
Investments in affiliates	39,434	4.6	39,284	4.7
Short-term investments, at cost	15,873	1.9	20,293	2.5
Total investments	$ 852,376	100.0%	$ 832,941	100.0%

Average investment yield	2.3%		2.3%
Average tax-equivalent investment yield	3.1%		3.1%
Average fixed-maturity duration (years)	4.1		4.1

Net investment income of $4.9 million for the first quarter of 2015 increased 7.2% compared to $4.6 million in net investment income for the first quarter of 2014. The increase in net investment income reflected primarily a decreased allocation of expenses to the investment function for the first quarter of 2015. Net realized investment gains were $1.0 million for the first quarter of 2015, compared to net realized investment losses of $88,532 for the first quarter of 2014. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the first quarters of 2015 or 2014.

Mr. Miller, in commenting on the Company's investment operations, noted, "We continue to focus our investment strategy on reinvesting the proceeds of called and maturing securities. That strategy has allowed us to stabilize our average portfolio investment yield, while maintaining flexibility within the portfolio to enable us to respond to any change in market conditions. We have also allocated a portion of our portfolio to dividend-paying equity securities, which resulted in an increased contribution of dividend income to our net investment income for the first quarter of 2015 compared to the prior-year first quarter."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"). DFSC owns all of the outstanding stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $526,760 for the first quarter of 2015, compared to $409,242 for the first quarter of 2014. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to the measure of other companies.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended March 31,
	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income (loss)	$ 6,854	$ (634)	NM
Realized (gains) losses (after tax)	(680)	58	NM
Operating income (loss)	$ 6,174	$ (576)	NM

Per Share Reconciliation of Net Income to Operating Income
Net income (loss) – Class A (diluted)	$ 0.25	$ (0.02)	NM
Realized (gains) losses (after tax)	(0.02)	--	NM
Operating income (loss)– Class A	$ 0.23	$ (0.02)	NM

Net income (loss) – Class B	$ 0.23	$ (0.02)	NM
Realized (gains) losses (after tax)	(0.02)	--	NM
Operating income (loss) – Class B	$ 0.21	$ (0.02)	NM

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, April 24, 2015, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2015	2014

Net premiums earned	$ 146,530	$ 133,548
Investment income, net of expenses	4,949	4,616
Net realized investment gains (losses)	1,046	(89)
Lease income	200	213
Installment payment fees	1,520	1,642
Equity in earnings of DFSC	527	409
Total revenues	154,772	140,339

Net losses and loss expenses	95,939	97,632
Amortization of deferred acquisition costs	24,010	21,319
Other underwriting expenses	23,833	20,459
Policyholder dividends	918	395
Interest	331	365
Other expenses	726	962
Total expenses	145,757	141,132

Income (loss) before income tax expense (benefit)	9,015	(793)
Income tax expense (benefit)	2,161	(159)

Net income (loss)	$ 6,854	$ (634)

Net income (loss) per common share:
Class A - basic	$ 0.26	$ (0.02)
Class A - diluted	$ 0.25	$ (0.02)
Class B - basic and diluted	$ 0.23	$ (0.02)

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,533,443	20,873,043
Class A - diluted	22,113,889	21,253,229
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 156,647	$ 144,582

Book value per common share at end of period	$ 15.68	$ 15.18

Annualized return on average equity	6.5%	-0.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 305,006	$ 307,392
Available for sale, at fair value	460,622	435,150
Equity securities, at fair value	31,441	30,822
Investments in affiliates	39,434	39,284
Short-term investments, at cost	15,873	20,293
Total investments	852,376	832,941
Cash	27,913	35,579
Premiums receivable	143,668	133,307
Reinsurance receivable	265,967	253,636
Deferred policy acquisition costs	50,068	48,299
Prepaid reinsurance premiums	116,699	115,872
Other assets	38,578	39,021
Total assets	$ 1,495,269	$ 1,458,655

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 557,001	$ 538,258
Unearned premiums	419,591	408,646
Accrued expenses	16,685	19,430
Borrowings under line of credit	55,000	53,500
Subordinated debentures	5,000	5,000
Other liabilities	16,462	17,686
Total liabilities	1,069,739	1,042,520
Stockholders' equity:
Class A common stock	225	224
Class B common stock	56	56
Additional paid-in capital	202,972	200,349
Accumulated other comprehensive income	5,481	5,354
Retained earnings	229,898	223,254
Treasury stock, at cost	(13,102)	(13,102)
Total stockholders' equity	425,530	416,135
Total liabilities and stockholders' equity	$ 1,495,269	$ 1,458,655
CONTACT: Jeffrey D. Miller, Executive Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com